UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported): May 23, 2022

Ekso Bionics Holdings, Inc.

(Exact Name of Registrant as specified in its charter)

Nevada	001-37854	99-0367049
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

1414 Harbour Way South, Suite 1201

Richmond, California 94804

(Address of principal executive offices, including zip code)

(510) 984-1761

(Registrant’s telephone number, including area code)

Not Applicable

(Registrant’s former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock, $0.001 par value per share	EKSO	Nasdaq Capital Market

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 5.02. Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

Departure of Chief Financial Officer

On May 23, 2022, John F. Glenn notified Ekso Bionics Holdings, Inc. (the “Company”) of his decision to resign from his position as the Company’s Chief Financial Officer, effective June 17, 2022, in connection with his retention as an employee at another public company. Mr. Glenn’s resignation is not the result of any dispute or disagreement with the Company including any matters relating to the Company’s accounting practices or financial reporting.

Appointment of Interim Chief Financial Officer

On May 25, 2022, the Company’s board of directors (the “Board”) approved the appointment of Jerome Wong as Interim Chief Financial Officer, effective upon Mr. Glenn’s departure. Mr. Wong, 48, has served as the Company’s Controller since May 2017 and brings more than 20 years of experience in finance, accounting and strategy to this role focusing on high technology and life sciences in public companies. Previously, Mr. Wong worked for over a decade from 2009 through 2016 as a corporate controller or assistant corporate controller to companies in the high technology and life sciences industries including ABM Industries, Inc. from July 2006 through September 2008, XOMA Corporation from July 2009 through October 2014 and Pattern Energy Group Inc. from October 2014 to December 2015. Mr. Wong is a Canadian Chartered Professional Accountant and has a B.A. in Finance and Accounting from The University of British Columbia.

Mr. Wong currently receives a salary of $212,000 under his offer letter with the Company dated May 22, 2017, and the Board has approved an increase in his salary to $265,000 effective June 17, 2022. In addition, under his offer letter, Mr. Wong is eligible to receive an annual discretionary bonus with a target bonus amount now set by the Board at 50% of his annual base salary in connection with his promotion to Interim Chief Financial Officer, all or a portion of which, if any, may be based on the achievement of certain operational, financial or other milestones established by the Board. The Board also approved an award of restricted stock units to Mr. Wong, to be granted under the Company’s Amended and Restated 2014 Equity Incentive Plan (the “EIP”) effective June 17, 2022, for a number of shares to be equal to $150,000 divided by the closing price of the Company’s common stock as quoted on Nasdaq on June 17, 2022, which will vest in thirds on each annual anniversary of June 17, 2022, subject to his continued employment with the Company.

Mr. Wong is also entitled to receive perquisites and other fringe benefits that may be provided to, and will be eligible to participate in any other bonus or incentive program established by us, for our executives. Mr. Wong and his dependents will also be entitled to participate in any of our employee benefit plans subject to the same terms and conditions applicable to other employees. Mr. Wong is entitled to be reimbursed for all reasonable travel, entertainment and other expenses incurred by him for the purpose of conducting our business, in accordance with our policies.

There are no arrangements or understandings between Mr. Wong and any other person pursuant to which Mr. Wong was appointed to serve as Interim Chief Financial Officer of the Company. There are no family relationships between Mr. Wong and any director or executive officer of the Company, and Mr. Wong does not have any direct or indirect material interest in any transaction required to be disclosed pursuant to Item 404(a) of Regulation S-K.

On May 26, 2022, the Company issued a press release announcing the departure of Mr. Glenn and appointment of Mr. Wong. A copy of the press release is furnished as Exhibit 99.1 to this Current Report on Form 8-K.

Long Term Incentive Award

On May 26, 2022, the Compensation Committee of the Board approved an award of 300,000 restricted stock units under the EIP to Scott Davis, the Company’s President and Chief Operating Officer, in respect of his promotion to that role on January 21, 2022. The award vests in even thirds on each annual anniversary of January 21, 2022, subject to his continued employment with the Company.

Item 9.01. Financial Statements and Exhibits.

Exhibit
Number	Description
99.1	Press release dated May 26, 2022
104	Cover Page Interactive Data File (embedded as Inline XBRL document)

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

EKSO BIONICS HOLDINGS, INC.

By:	/s/ Scott G. Davis
Name:	Scott G. Davis
Title:	President & Chief Operating Officer

Dated: May 26, 2022